Exhibit 7

JOINT FILING UNDERTAKING

The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.

Dated as of February 14, 2007.

SES

By:	/S/ Romain Bausch
Name:	Romain Bausch
Title:	President and CEO

By:	/S/ Mark Rigolle
Name:	Mark Rigolle
Title:	Chief Financial Officer

SES GLOBAL HOLDING AG

By:	/S/ Romain Bausch
Name:	Romain Bausch
Title:	Director